Exhibit 99.1

ImmunoGen Reports Financial Results for Quarter Ended September 30 and Reviews Business Highlights

Phase 3 FORWARD I Trial of Mirvetuximab Soravtansine On Track to Begin before Year End

FORWARD II Trial Assessing Mirvetuximab Soravtansine Combinations with Avastin®, Carboplatin, Doxil®, and Keytruda® Ongoing

Strategic Review Completed to Strengthen Underlying Business and Drive Long-term Growth

Conference Call to be Held at 8:00am ET Today

WALTHAM, MA, October 28, 2016 — ImmunoGen, Inc. (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today reported financial results and reviewed business highlights for the three-month period ended September 30, 2016.

“During the last quarter, we strengthened our business and better positioned ImmunoGen for long-term growth,” said Mark Enyedy, president and chief executive officer of ImmunoGen. “We prioritized our portfolio to focus on initiating Phase 3 development of and generating combination data with mirvetuximab soravtansine, as well as accelerating our earlier-stage IGN programs, IMGN779 and IMGN632. We look forward to starting our registration-enabling trial for mirvetuximab soravtansine before the end of the year and to an oral presentation for IMGN632 at ASH. Together with our strong cash position, the steps we have undertaken as part of our strategic review will enable us to fund our operations through the FORWARD I interim analysis and into mid-2018.”

Updates and anticipated events with the Company’s programs include:

Mirvetuximab soravtansine

•                  The Phase 3 FORWARD I trial of mirvetuximab soravtansine in platinum-resistant ovarian cancer is on track to enroll the first patient before the end of the year.

•                  Combination regimens with mirvetuximab soravtansine in ovarian cancer are being evaluated in the Phase 1b/2 FORWARD II trial at sites in the U.S., Canada, and Europe. Dosing was initiated with Keytruda® and continued with Doxil® in patients with platinum-resistant disease and, separately, with carboplatin in platinum-sensitive patients. Following successful completion of dose escalation, a Phase 2 expansion cohort in combination with Avastin®  is ongoing. ImmunoGen expects to report initial data from FORWARD II in 2017.

IMGN779 and IMGN632

•                  Preclinical data from the IMGN779 and IMGN632 programs will be presented at the ASH Annual Meeting in December, which will include an oral presentation for IMGN632.

•                  A Phase 1 trial of CD33-targeting IMGN779 in acute myeloid leukemia (AML) is ongoing with the first clinical data expected to be reported in 2017. IMGN779 is the first ADC with ImmunoGen’s DNA-acting IGN technology to enter clinical testing.

•                  ImmunoGen intends to submit an IND application for and to initiate clinical testing of IMGN632 in 2017. IMGN632 is a CD123-targeting IGN ADC for the treatment of hematological malignancies.

Financial Results

For the Company’s quarter ended September 30, 2016, ImmunoGen reported a net loss of $44.7 million, or $0.51 per basic and diluted share, compared to a net loss of $33.7 million, or $0.39 per basic and diluted share, for the same quarter last year.

Revenues for the quarter ended September 30, 2016 were $7.7 million, compared to $14.9 million for the quarter ended September 30, 2015. License and milestone fees for the prior period include $6 million from partner milestone payments compared to no milestone payments received in the current period. Revenues in the current period include $6.2 million of non-cash royalty revenues, compared with $5.7 million in non-cash royalty revenues for the prior period. Revenues for current period also include $1.4 million of research and development support fees and $46,000 of clinical materials revenue, compared with $0.8 million and $2.3 million, respectively, in the prior period.

Operating expenses for the quarter ended September 30, 2016 were $46.5 million, compared to $43.5 million for the quarter ended September 30, 2015. Operating expenses in the current period include research and development expenses of $32.9 million, compared to $35.1 million in the prior period. This change is primarily due to a decrease in third-party costs resulting from activities performed in the prior period related to developing assays to support pivotal development for mirvetuximab soravtansine and decreased costs associated with manufacturing clinical materials on behalf of our partners, partially offset by increased personnel expenses driven principally by hiring over the prior fiscal year. Operating expenses include general and administrative expenses of $9.5 million in the current period, compared to $8.3 million in the prior period. This increase is primarily due to increased third-party service fees relating to the Company’s strategic review announced on September 29, 2016. Operating expenses in the current period correspondingly include a $4.1 million restructuring charge, which includes costs related to a 17% workforce reduction and a $1 million impairment loss on leasehold improvements related to leased office space that the Company will not occupy and will seek to sublease.  An additional $0.3 million charge related to the restructuring is anticipated to be recorded in the quarter ending December 31, 2016 when the Company will begin to realize overall cost reductions related to the restructuring.

ImmunoGen had approximately $196.0 million in cash and cash equivalents as of September 30, 2016, compared with $245.0 million as of June 30, 2016, and had $100.0 million of convertible debt outstanding in each period. Cash used in operations was $48.6 million for the quarter ended September 30, 2016, compared with $31.4 million for the quarter ended September 20, 2015. Capital expenditures were $0.4 million and $3.4 million for the quarter ended September 30, 2016 and 2015, respectively.

Financial Guidance

As previously disclosed, ImmunoGen is transitioning to a fiscal year ending December 31, effective January 1, 2017. ImmunoGen has updated its financial guidance for the six months ending December 31, 2016. Expected revenues are now projected to be between $25 million and $30 million, compared with previous guidance of between $40 million and $45 million; operating expenses are now projected to be between $90 million and $95 million, compared with previous guidance of $95 million and $100 million; the Company’s guidance for its net loss is now expected to be between $70 million and $75 million, compared to its previous estimate of $55 million and $60 million.

ImmunoGen now projects cash and marketable securities at December 31, 2016 to be between $165 million and $170 million, compared to previous guidance of $170 million and $175 million. The Company’s guidance for cash used in operations is now projected to be between $70 million and $75 million, which had previously been between $65 million and $70 million. The Company’s guidance for capital expenditures remains unchanged, which is between $2 million and $5 million.

Conference Call Information

ImmunoGen is holding a conference call today at 8:00 am ET to discuss these results. To access the live call by phone, dial 913-312-0710; the conference ID is 4316729. The call also may be accessed through the Investors section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through November 11, 2016.

About ImmunoGen, Inc.

ImmunoGen is a clinical-stage biotechnology company that develops targeted cancer therapeutics using its proprietary ADC technology. ImmunoGen’s lead product candidate, mirvetuximab soravtansine, is being advanced to a Phase 3 trial for FRα-positive platinum-resistant ovarian cancer, and is in Phase 1b/2 testing in combination regimens for earlier-stage disease. ImmunoGen’s ADC technology is used in Roche’s marketed product, Kadcyla®, in three other clinical-stage ImmunoGen product candidates, and in programs in development by partners Amgen, Bayer, Biotest, CytomX, Lilly, Novartis, Sanofi and Takeda. More information about the Company can be found at www.immunogen.com.

Avastin®, Doxil®, Keytruda® and Kadcyla® are registered trademarks of their respective owners.

For Investors

Sarah Kiely, ImmunoGen, Inc., 781-895-0600, sarah.kiely@immunogen.com

For Media

Amy Reilly, ImmunoGen, Inc., 781-895-0138, amy.reilly@immunogen.com

Robert Stanislaro, FTI Consulting Inc., 212-850-5657, Robert.Stanislaro@fticonsulting.com

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s revenues, operating expenses, net loss, cash used in operations and capital expenditures for the six months ending December 31, 2016; its cash and marketable securities as of December 31, 2016; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

ImmunoGen, Inc. Reports Financial Results For Quarter Ended September 30, 2016

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	June 30,
	2016	2016
ASSETS

Cash and cash equivalents	$196,000	$245,026
Other assets	35,348	34,214

Total assets	$231,348	$279,240

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$56,225	$60,439
Long-term portion of deferred revenue and other long-term liabilities	297,661	301,105
Shareholders’ equity	(122,538)	(82,304)

Total liabilities and shareholders’ equity	$231,348	$279,240

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	September 30,
	2016	2015

Revenues:
License and milestone fees	$76	$6,070
Non-cash royalty revenue	6,184	5,684
Research and development support	1,354	772
Clinical materials revenue	46	2,325

Total revenues	7,660	14,851

Expenses:
Research and development	32,909	35,132
General and administrative	9,459	8,329
Restructuring charge	4,130	—

Total operating expenses	46,498	43,461

Loss from operations	(38,838)	(28,610)

Non-cash interest expense on liability related to sale of future royalty & convertible bonds	(5,018)	(5,143)
Interest expense on convertible bonds	(1,150)	—
Other income, net	275	13

Net loss	$(44,731)	$(33,740)

Net loss per common share, basic and diluted	$(0.51)	$(0.39)

Weighted average common shares outstanding, basic and diluted	87,102	86,838